Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-141727 and No. 33-71130 on Form S-3 and Registration Statements Nos. 333-61969, 333-17451, 333-82787, 333-63264, 333-125697, and 333-135431 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Black Hills Corporation and subsidiaries (the “Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Corporation’s adoption of new accounting standards) related to the Corporation’s method of accounting for income taxes, of Black Hills Corporation and subsidiaries (the “Corporation”), and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Minneapolis, MN

February 27, 2008